As filed with the Securities and Exchange Commission on February, 2000

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SYNERGY TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Colorado 84-1379164 (State or Other Jurisdiction of (I.R.S. Employer Incorporation or Organization) Identification Number)

#210, 214 11th Ave. S.E.

Calgary, Alberta Canada T2G 0X8

(Address of Principal Executive Offices) (Zip Code)

1999 DIRECTORS AND EMPLOYEES STOCK OPTION AND STOCK AWARD PLAN

(Full Title of the Plan)

Mr. Cameron Haworth

Director and President

Synergy Technologies Corporation

#210, 214 11th Ave. S.E.

Calgary, Alberta Canada T2G 0X8

(Name and Address of Agent for Service)

(888) 378-6633

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

W. Scott Lawler, Esq.

Lawler & Associates

2200 Sunrise Boulevard, Suite 240

Gold River, California 95670

(916) 853-9500

CALCULATION OF REGISTRATION FEE

===========================================================================

Proposed Proposed Maximum Maximum Title of Offering Aggregate Amount of Securities to Amount to be Price Per Offering Registration be Registered Registered Share (1) Price (1) Fee (1)

Common Stock

par value $0.002

per share 1,000,000 $1.00 $1,000,000 $264.00

Total 1,000,000 $264.00

===========================================================================

(1) Pursuant to Rule 457(h)(1), the proposed maximum offering price per share and the proposed maximum offering price have been calculated on the basis of the exercise prices of options previously granted with respect to 1,000,000 shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act"), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Synergy Technologies Corporation (the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

    The audited consolidated financial statements of the Registrant and its Subsidiaries contained in the registration statement on Form 10-SB filed July 15, 1999 and on Form 10-SB/A filed on August 17, 1999, each filed by the Registrant under Rule 424(b) (File No. 000-26721).

    The Registrant's Form 8-K Current Report filed September 17, 1999 and the Registrant's Quarterly Report on Form 10-QSB for the Quarterly Period ended September 30, 1999 (File No. 000-26721).

    The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10-SB (File No. 000-26271) including any subsequent amendment or report filed for the purpose of updating that description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The consolidated financial statements of the Registrant as of December 31, 1998 and March 31, 1999, have been incorporated by reference in this Registration Statement in reliance upon the report of Sarna & Company, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that Sarna & Company audits and reports on financial statements of the Registrant issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

Item 4. Description of Securities

Inapplicable.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

Sections 7-109-102 and 7-109-107 of the Colorado General Corporate Law provides that a corporation may indemnify directors and officers, as well as employees, fiduciaries and agents, against reasonable expenses actually incurred by any such person in connection with any proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The Colorado General Corporate Law provides that Section 7-109-107 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, general or specific action of the board of directors or shareholders or by contract. Article X of the Registrant's Articles of Incorporation and Article V of the Registrant's Bylaws provide for indemnification by the Registrant of its directors, officers, employees, fiduciaries and agents to the fullest extent permitted by the Colorado General Corporate Law.

The Registrant has not, as of this time, obtained any directors' and/or officers' insurance providing for indemnification of the Registrant's directors, officers and/or employees for certain liabilities, but it expects to do so in the future.

The Registrant has not entered into any indemnification agreements with any of its current or past directors or officers providing for indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits

Exhibit

Number Description

5.1 Opinion of Lawler & Associates

23.1 Consent of Lawler & Associates (included in Exhibit 5.1 to this Registration Statement).

23.2 Consent of Sarna & Company

24 Powers of Attorney (included on page 6).

99.1 1999 Directors and Employees Stock Option and Stock Award Plan

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or event arising out of the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(iv) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta Canada, on the th of February, 2000.

SYNERGY TECHNOLOGIES CORPORATION

(Registrant)

By: /s/ Cameron Haworth

---------------------------------------

Cameron Haworth

President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below each severally constitutes and appoints Cameron Haworth and W. Scott Lawler, Esq. and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, who constitute the entire board of directors.

Signature Capacity Date

/s/ Cameron Haworth Director and President February 11, 2000

------------------------------ (Principal Executive Officer)

/s/ Jacqueline Danforth Director, Secretary and February 11, 2000

------------------------------ Treasurer (Principal Financial and Accounting Officer)

/s/ John Gradek Director February 11, 2000

------------------------------

/s/ James Shone Director February 11, 2000

_____________________

EXHIBIT INDEX

Exhibit Number Description

5.1 Opinion of Lawler & Associates

23.1 Consent of Lawler & Associates (included in Exhibit 5.1 to this Registration Statement).

23.2 Consent of Sarna & Company

24 Powers of Attorney (included on page 6 of this Registration Statement).

99.1 1999 Directors and Employees Stock Option and Stock Award Plan

EXHIBIT 5.1

February 5, 2000

Synergy Technologies Corporation

Suite 210

214 11th Avenue, S.E.

Calgary, Alberta T2G 0X8

Re: Registration Statement on Form S-8 - Synergy Technologies Corporation 1999 DIRECTORS AND EMPLOYEES STOCK OPTION AND STOCK AWARD PLAN

Ladies and Gentlemen:

At your request, I am rendering this opinion in connection with the proposed issuance, pursuant to the Synergy Technologies Corporation 1999 Directors And Employees Stock Option And Stock Award Plan (the "Plan"), of up to 1,000,000 shares (the "Shares") of common stock, $0.002 par value ("Common Stock"), of Synergy Technologies Corporation, a Colorado corporation (the "Company").

I have examined instruments, documents and records which we deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, I am of the opinion that the Shares issuable by the Company pursuant to the Plan, when issued in accordance with the provisions of the Plan and the stock option agreements entered into thereunder and in the manner referred to in the prospectus associated with the Registration Statement on Form S-8, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8. In giving such consent, I do not consider that I am an "expert" within the meaning of such term as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement.

I express no opinion as to matters of law in jurisdictions other than the federal securities laws of the United States and the corporate law of the State of Colorado, and the opinions herein as to such law are based solely on our review of standard compilations of the official statutes of the State of Colorado.

This opinion is rendered solely for your use as an exhibit to the Registration Statement on Form S-8 and may not be relied upon for any other purpose. I disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

/s/ W. Scott Lawler, Esq.

EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Synergy Technologies Corporation of our report dated May 30, 1999 relating to the consolidated financial statements of Synergy Technologies Corporation and Subsidiaries as of December 31, 1998 and our report dated May 31, 1999 relating to the consolidated financial statements of Synergy Technologies Corporation and Subsidiaries as of March 31, 1999.

/s/ Sarna & Company

Westlake Village, California

February , 2000

EXHIBIT 99.1

SYNERGY TECHNOLOGIES CORPORATION

1999 DIRECTORS AND EMPLOYEES STOCK OPTION AND STOCK AWARD PLAN